Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Terms No. 10,545 Filed pursuant to Rule 433 Registration Statement Nos. 333-250103; 333-250103-01 October 5, 2023

Market Linked Securities — Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due October 26, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlying stock	Apple Inc. common stock
Pricing date*	October 19, 2023
Original issue date*	October 24, 2023
Face amount	$1,000 per security
Maturity payment amount (per security)

•      If the ending price is greater than the starting price:

$1,000 plus the lesser of

(i) [$1,000 × stock return × participation rate], and

(ii) the maximum return

•      If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price:

$1,000

•      If the ending price is less than the threshold price:

$1,000 plus [$1,000 × (stock return + buffer amount)]

If the ending price is less than the threshold price, you will receive less, and up to 75% less, than the face amount of your securities at maturity.

Stock return	(ending price – starting price) / (starting price)
Maturity date*	October 26, 2026
Starting price	The stock closing price on the pricing date
Ending price	The stock closing price on the calculation day
Maximum return	At least 46% of the face amount per security ($460 per security), to be determined on the pricing date
Threshold price	75% of the starting price
Buffer amount	25%
Participation rate	100%
Calculation day*	October 19, 2026
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**	Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $28.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $22.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.
CUSIP	61775MHZ2
Tax considerations	See preliminary terms

*Subject to change

** In addition, selected dealers may receive a fee of up to 0.35% for marketing and other services

Hypothetical payout profile

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the underlying stock in excess of the buffer amount of 25% and will lose some, and possibly up to 75%, of the face amount of your securities at maturity.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $946.50, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary terms for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary terms referenced below, product supplement for principal at risk securities and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary Terms:

sec.gov/Archives/edgar/data/895421/000095010323014702/
dp201204_fwp-ps10545.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary terms and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms, product supplement for principal at risk securities and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest, and you will receive less, and up to 75% less, than the face amount of your securities at maturity if the ending price is less than the threshold price.

•	The appreciation potential of the securities is limited by the maximum return.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The amount payable on the securities is not linked to the stock closing price at any time other than the calculation day.

•	Investing in the securities is not equivalent to investing in the underlying stock.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

•	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The maturity date may be postponed if the calculation day is postponed.

•	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Stock

•	No affiliation with Apple Inc.

•	We may engage in business with or involving Apple Inc. without regard to your interests.

•	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

•	Historical closing prices of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the securities.

For more information about the underlying stock, including historical performance information, see the accompanying preliminary terms.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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